EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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Two Rivers Completes Another Capital Raise for GrowCo

DENVER, Colorado – January 5, 2016 – Two Rivers Water & Farming Company (OTCQB: TURV), (“Two Rivers”) announced today that it has completed another raise of $5.5 million in capital to support GrowCo, Inc. (“GrowCo”), a majority owned subsidiary of Two Rivers that is focused on the construction of cannabis greenhouses and providing financing and administrative services to the tenants of the greenhouses.

Proceeds from the $5.5 million raise will be used for completing the first greenhouse, the construction of a second greenhouse and the funding of a GrowCo subsidiary that provides administrative services and financing for GrowCo’s greenhouse tenants.

John McKowen, CEO of Two Rivers and GrowCo stated,“This raise represents another milestone for GrowCo.  We’re able to match up the best cannabis growing skill sets with our state-of-the art greenhouses and provide the grower with financing for their initial crop inputs.  This allows our growers to provide licensed cannabis retailers with the highest quality, pesticide free, lowest cost cannabis products in Colorado.  It’s a win for the consumer and a win for the small cannabis retailer.”

Two Rivers owns approximately 50% of each greenhouse and 50% of GrowCo’s tenant financing and services company.

About GrowCo

GrowCo provides state-of-the-art, computer-controlled greenhouses and business services for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure, growing materials and administrative services for licensed marijuana tenants.

About Two Rivers

Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights. Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado.  In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses, processing facilities and business for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.

Forward-Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

John McKowen

Wayne Harding

Two Rivers Water & Farming Companyor

GrowCo, Inc.
(303) 222-1000
mailto: info@trgrowco.com

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